Amendment No. 1
to
Amended and Restated Manufacturing Services and Supply Agreement

This Amendment No. 1 (this “Amendment”) amends that certain Amended and Restated Manufacturing Services and Supply Agreement by and between Sourcefire, Inc. (“Sourcefire”) and Patriot Technologies, Inc. (“Patriot”) dated March 10, 2010 (the “Agreement”), and is entered into effective as of July 1, 2012. All capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, Sourcefire desires to allow its subsidiary Sourcefire International GmbH, a company organized under the laws of Switzerland (“Sourcefire International”), to place Orders under the Agreement; and

WHEREAS, Sourcefire and Patriot desire to amend the Agreement to allow Sourcefire International to place Orders under the Agreement and to modify such other terms as are set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

1.    Sourcefire International is hereby added as a party to the Agreement. Except as otherwise set forth in this Amendment, all references in the Agreement to “Sourcefire” will mean Sourcefire, Inc. and Sourcefire International GmbH.

2.     Sourcefire, Inc. and Sourcefire International GmbH will each have the separate right to place Orders under the Agreement. Any Order placed by Sourcefire, Inc. will be considered a separate transaction between Sourcefire, Inc. and Patriot. Any Order placed by Sourcefire International GmbH will be considered to be a separate transaction between Sourcefire International GmbH and Patriot. Patriot shall only invoice the Sourcefire entity that places the Order. Invoices will be sent to the addresses provided by Sourcefire, Inc. and Sourcefire International GmbH, respectively, and shall include such other information reasonably requested by Sourcefire. The Sourcefire entity that places an Order shall be liable to Patriot for all amounts owed under the invoice relating to such Order.

3.     If Sourcefire International GmbH is past due on any invoice provided by Patriot to Sourcefire International GmbH pursuant to Section 7 of the Agreement, then Patriot shall have the right to invoice Sourcefire, Inc. for the amounts owed under such invoice and Sourcefire, Inc. agrees to pay such past due outstanding amount.

4.    This Amendment may be executed in counterpart signature pages, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

5.    Except as specified in this Amendment, the Parties ratify and affirm each of the other provisions of the Agreement and the Agreement shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Amended and Restated Manufacturing Services and Supply Agreement to be executed by their duly authorized representatives:

Sourcefire, Inc.                Patriot Technologies, Inc.

By: /s/ Todd P. Headley            By: /s/ Steve Keefe
Name: Todd P. Headley            Name: Steve Keefe
Title: Chief Financial Officer            Title: President

Sourcefire International GmbH

By: /s/ Todd P. Headley
Name: Todd P. Headley
Title: Director